Exhibit 99.1

Brooke Corporation Reports Second Quarter Results

OVERLAND PARK, Kan., July 26 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today reported its financial results for the second quarter and first six months of 2006.

Net income for the three months ended June 30, 2006, totaled $2,911,000, or 22 cents per diluted share, on revenues of $45,565,000, compared to net earnings of $1,997,000, or 20 cents per diluted share, on revenues of $33,399,000 for the same period in the prior year. For this three-month period, total net income increased 46 percent and total revenues increased 36 percent.

Net income for the six months ended June 30, 2006, totaled $6,443,000, or 50 cents per diluted share, on revenues of $86,751,000, compared to net earnings of $5,446,000, or 54 cents per diluted share, on revenues of $69,047,000 for the same period in the prior year. For this six-month period, total net income increased 18 percent and total revenues increased 26 percent. Per share results for the six-month period decreased in comparison to the same period in the prior year primarily due to dilution associated with the company’s secondary offering of 2.875 million shares of common stock in the third quarter of 2005.

“I am pleased with our second quarter performance,” said Brooke Corporation chairman and chief executive officer Robert D. Orr. “Second quarter earnings increased despite significant advertising and marketing investments in brand development by our franchise subsidiary. Strong loan origination activity by our finance company subsidiary significantly contributed to second quarter earnings.”

Separate discussions of subsidiary revenues and selected data follow.

Brooke Franchise

Brooke Franchise Corporation had second quarter revenues of $38,327,000, compared to 2005 second quarter revenues of $29,243,000. For the six months ended June 30, the revenues of Brooke Franchise rose to $73,613,000 in 2006, from revenues of $57,684,000 in 2005.

“Brooke Franchise continued to change the independent insurance agency landscape by significantly increasing the number of Brooke franchises, while the overall number of independent insurance agencies continued to decline,” Orr said.

Brooke Franchise Corporation added 63 new locations in the second quarter of 2006, compared to a total of 49 locations added in the second quarter a year ago, resulting in a total of more than 600 Brooke franchise locations at June 30, 2006.

Brooke Credit

Brooke Credit Corporation had second quarter revenues of $5,736,000, compared to second quarter revenues in 2005 of $2,292,000. For the six months ended June 30, 2006, Brooke Credit had revenues of $9,736,000, compared to revenues of $7,396,000 in the corresponding period a year ago.

“Brooke Credit continued as a significant force in insurance-related lending,” Orr noted.

Brooke Credit’s loan portfolio balances grew approximately $60,000,000 in the second quarter of 2006, compared to a total increase in portfolio balances of $31,000,000 in the second quarter a year ago. At June 30, 2006, loan portfolio balances for Brooke Credit Corporation totaled approximately $377,000,000.

Brooke Brokerage

Brooke Brokerage Corporation had second quarter revenues of $1,944,000, compared to 2005 second quarter revenues of $2,359,000. For the six months ended June 30, the revenues of Brooke Brokerage were $4,671,000 in 2006 as compared to revenues of $4,705,000 in 2005.

Brooke Brokerage year-over-year overall revenues decreased slightly as the result of the sale of a wholesale insurance unit in 2005. “A new emphasis on loan brokerage in 2006 resulted in borrower consulting fees totaling $895,000 in the second quarter of 2006, compared to no such fees in the second quarter a year ago,” Orr stated. “Brooke Brokerage profitability has increased as a result of its loan brokerage activities.”

Additional information is provided in the quarterly report on Form 10-Q filed today with the Securities and Exchange Commission.

Earnings Conference Call

Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CDT (5 p.m. EDT) today. Company representatives participating in the conference call include Chairman and Chief Executive Officer, Robert Orr, President and Chief Operating Officer, Anita Larson, Chief Financial Officer, Leland Orr, President of Brooke Franchise Corporation, Shawn Lowry, and President of Brooke Credit Corporation, Mick Lowry. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation’s Web site, http://www.brookecorp.com . A replay of the call will be available on the Web site for the next 12 months.

About our company  Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX.” Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 600 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, visit http://www.brookecorp.com .

E-mail distribution  To receive electronic press alerts, visit the “Investor Relations” section of the Brooke Corporation Web site at http://www.brookecorp.com and subscribe to our “E-mail Alerts” online.

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                              07/26/2006
          /CONTACT:  Anita Larson of Brooke Corporation, larsa@brookecorp.com or
+1-913-661-0123/
          /Web site:  http://www.brookecorp.com /